UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 SCHEDULE 13G/A
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 6)

                              PLX TECHNOLOGY, INC.
                                (Name of Issuer)

                          COMMON STOCK, $.001 PAR VALUE
                         (Title of Class of Securities)

                                    693417107
                                 (CUSIP Number)

                                DECEMBER 31, 2007
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_|      Rule 13d-1(b)
|X|      Rule 13d-1(c)
|_|      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (12-02)


---------------------------------------- -------------------------------------- --------------------------------------
                                      13G/A
CUSIP No. 693417107                                                                       Page 2 of 6 Pages
---------------------------------------- -------------------------------------- --------------------------------------

--------- ------------------------------------------------------------------------------------------------------------
1.
          NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

          NEIL GAGNON

--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
2.
          CHECK THE APPROPRIATE BOX IF A GROUP*                                                            (a)
                                                                                                           (b) |X|
--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY



--------- ------------------------------------------------------------------------------------------------------------
--------- ------------------------------------------------------------------------------------------------------------
4.
          CITIZENSHIP OR PLACE OF ORGANIZATION

          UNITED STATES OF AMERICA

--------- ------------------------------------------------------------------------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
    NUMBER OF       5.
      SHARES              SOLE VOTING POWER                                                                   743,502
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   BENEFICIALLY     6.
     OWNED BY             SHARED VOTING POWER                                                                 285,455
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
       EACH         7.
    REPORTING             SOLE DISPOSITIVE POWER                                                              699,042
------------------- ----- --------------------------------------------- ----------------------------------------------
------------------- ----- --------------------------------------------- ----------------------------------------------
   PERSON WITH:     8.
                          SHARED DISPOSTIVE POWER                                                             951,595
------------------- ----- --------------------------------------------- ----------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
9.
          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      1,651,315
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ------------------------------------------------------------------------------------------------------------
10.
          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
--------- ------------------------------------------------------------------------------------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
11.
          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                     5.73%
--------- ---------------------------------------------------------------------------- -------------------------------
--------- ---------------------------------------------------------------------------- -------------------------------
12.
          TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)                                                    IN
--------- ---------------------------------------------------------------------------- -------------------------------



---------------------------------------- -------------------------------------- ----------------------------------------

CUSIP No. 693417107                                      13G/A                             Page 3 of 6 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 1.
        (a)   Name of Issuer: PLX TECHNOLOGY, INC.

        (b)   Address of Issuer's Principal Executive Offices: 870 MAUDE AVENUE
              SUNNNYVALE, CA 94085

ITEM 2.
        (a)   Name of Person Filing: NEIL GAGNON

        (b)   Address of Principal Business Office or, if none, Residence:
              1370 AVE. OF THE AMERICAS, SUITE 2400 NEW YORK, NY 10019

        (c)   Citizenship: US

        (d)   Title of Class of Securities:
              COMMON STOCK, PAR VALUE $0.001 PER SHARE

        (e)   CUSIP Number: 693417107







ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR
            240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:
        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
        (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
        (d) [ ] Investment  company  registered  under section 8 of the Investment  Company Act of 1940
                (15 U.S.C 80a-8).
        (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);
        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);
        (g) [ ] A parent holding company or control person in accordance with ss. 240.13d-1(b)(1)(ii)(G);
        (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance
                Act (12 U.S.C. 1813);
        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the
                Investment Company Act of 1940 (15 U.S.C. 80a-3);
        (j) [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).






---------------------------------------- -------------------------------------- ----------------------------------------

CUSIP No. 693417107                                      13G/A                             Page 4 of 6 Pages
---------------------------------------- -------------------------------------- ----------------------------------------

ITEM 4.          OWNERSHIP.


          Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                                   As of December 31, 2007, Neil Gagnon
                                   beneficially owned 1,651,315 shares of Common
                                   Stock of PLX Technology, Inc., which amount
                                   includes (i) 272,424 shares beneficially
                                   owned by Mr. Gagnon over which he has sole
                                   voting power and sole dispositive power; (ii)
                                   40,009 shares beneficially owned by Mr.
                                   Gagnon over which he has sole voting power
                                   and shared dispositive power; (iii) 163,789
                                   shares beneficially owned by Lois Gagnon, Mr.
                                   Gagnon's wife, over which he has shared
                                   voting power and shared dispositive power;
                                   (iv) 11,985 shares beneficially owed by Mr.
                                   Gagnon and Mrs. Gagnon as Joint Tenants with
                                   Rights of Survivorship, over which he has
                                   shared voting power and shared dispositive
                                   power; (v) 42,161 shares held by the Lois E.
(a) Amount beneficially owned:     and Neil E. Gagnon Foundation (the
                                   "Foundation"), of which Mr. Gagnon is a
                                   trustee and over which he has shared voting
                                   power and shared dispositive power; (vi)
                                   67,520 shares held by the Gagnon Family
                                   Limited Partnership (the "Partnership") of
                                   which Mr. Gagnon is a partner and over which
                                   he has shared voting power and shared
                                   dispositive power; (vii) 44,645 shares held
                                   by the Gagnon Grandchildren Trust (the
                                   "Trust") over which Mr. Gagnon has shared
                                   dispositive power but no voting power; (viii)
                                   424,610 shares held by four hedge funds
                                   (collectively, the "Funds"), of which Mr.
                                   Gagnon is either the principal executive
                                   officer of the manager or the managing member
                                   of a member of the general partner or the
                                   managing member and over which he has sole
                                   dispositive power and sole voting power; (ix)
                                   2,008 shares held by the Gagnon Securities
                                   LLC Profit Sharing Plan and Trust (the
                                   "Plan") of which Mr. Gagnon is a Trustee and
                                   over which Mr. Gagnon has sole voting power
                                   and sole dispositive power; (x) 5,129 shares
                                   held by the Plan over which Mr. Gagnon has
                                   sole voting power and shared dispositive
                                   power; and (xi) 577,035 shares held for
                                   certain customers of Gagnon Securities LLC,
                                   of which Mr. Gagnon is the managing member
                                   and the principal owner and over which he has
                                   shared dispositive power but no voting power.

                                   5.73% beneficially owned by Mr. Gagnon.
                                   Calculation of percentage of beneficial
(b) Percent of class:              ownership is based on 28,816,499 shares of
                                   Issuer's Common Stock outstanding on October
                                   31, 2007 as reported by the Issuer in on its
                                   Form 10-Q for the period ended September 30,
                                   2007.







---------------------------------------- -------------------------------------- ----------------------------------------

CUSIP No. 693417107                                      13G/A                             Page 5 of 6 Pages
---------------------------------------- -------------------------------------- ----------------------------------------
     (c)       Number of shares as to which the person has:
                   (i) Sole power to vote or to direct the vote:
                                                                                                               743,502
                   (ii) Shared power to vote or to direct the vote:
                                                                                                               285,455
                  (iii) Sole power to dispose or to direct the disposition
                        of:                                                                                    699,042
                   (iv) Shared  power to dispose or to direct the  disposition
                        of:                                                                                    951,595

ITEM 5-9         Not Applicable

Filing of this statement by Mr. Gagnon shall not bee deemed an admission that he beneficially owns the securities reported herein as held in customer accounts at Gagnon Securities LLC or by the Foundation, the Partnership, the Trust, the Funds or the Plan. Mr. Gagnon expressly disclaims beneficial ownership of all securities held in such customer accounts or by the Foundation, the Partnership, the Trust, the Funds or Plan. No single client's interest as reported in the customer accounts at Gagnon Securities LLC exceeds 5% of the outstanding Common
Stock of the Issuer.


ITEM 10.         CERTIFICATION

                 The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(b):

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the
(a) purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect. [X]





---------------------------------------- -------------------------------------- --------------------------------------

CUSIP No. 693417107                                      13G/A                            Page 6 of 6 Pages
---------------------------------------- -------------------------------------- --------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Feburary 6, 2007
----------------
Date


/s/ Neil Gagnon
---------------
Signature

Neil Gagnon
Name/Title



The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference.
The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. SEE ss.240.13d-7 for other parties for whom copies are to be sent.

ATTENTION:    INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)